Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in McKesson Corporation Registration Statement Nos. 333-163642, 333-190847, 333-190848, and 333-213488 on Form S-8, and Registration Statement No. 333-215763 on Form S-3, of our report dated May 15, 2019, relating to the consolidated financial statements and consolidated financial statement schedule of McKesson Corporation and subsidiaries, and the effectiveness of McKesson Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of McKesson Corporation for the year ended March 31, 2019.

/s/ Deloitte & Touche LLP
San Francisco, California
May 15, 2019